Exhibit 10.1

Contract of Sale

Between

CARVER FEDERAL SAVINGS BANK F/K/A CARVER FEDERAL SAVINGS AND LOAN ASSOCIATION

(“Seller”)

and

CHOMPOL LLC

(“Purchaser”)

dated December  13, 2017

Premises:

Street Address:	75 West 125th Street
City or Town:	New York
County:	New York
State:	New York

Block:	1723
Lot:	5

Contract of Sale

CONTRACT OF SALE (“Contract”) dated December 13, 2017 between Carver Federal Savings Bank f/k/a Carver Federal Savings and Loan Association (“Seller”), with offices located at 75 West 125th Street, New York, New York, and CHOMPOL LLC, a limited liability company (“Purchaser”), having an office c/o Gatsby Enterprises, LLC, 347 5th Avenue, Suite 300, New York, New York 10016.

WHEREAS, Seller is the fee owner of that certain real property located at 75 West 125th Street, New York, New York, Tax Map Designation: Block 1723, Lot 5 and more particularly described in Exhibit A attached hereto; and

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Premises (as defined in Section 1.01 below), subject to the terms and conditions of this Contract.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and intending to be legally bound hereby, Seller and Purchaser hereby covenant and agree as follows:

Section 1. Sale of Premises and Acceptable Title

§1.01. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Contract: (a) the parcel of land more particularly described in Exhibit A attached hereto (“Land”); (b) all buildings and improvements situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; and (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building (collectively, the “Premises”).  For purposes of this Contract, “appurtenances” shall include all right, title and interest of Seller, if any, in and to (i) streets, easements, rights-of-way and vehicle parking rights, if any, used in connection with the Premises; (ii) any strips or gores of land between the Land and abutting or adjacent properties; and (iii) air rights and development rights.  This sale also includes all fixtures and all equipment, machinery, materials, supplies and other personal property attached or appurtenant to the Building or located at and used in the operation or maintenance of the Land or Building to the extent same are owned by Seller or any affiliate of Seller (the “Personal Property”) and not used in connection with the operation of Seller's business. Notwithstanding anything to the contrary herein, (i) the vault and ATM machines located on the ground floor of the Building and the Seller's artwork, signage and flags shall be excluded from the sale and (ii) Seller, in its sole and absolute discretion, reserves the right to exclude from the sale any and all other fixtures and materials, supplies and other personal property attached or appurtenant to the Building that are located on the ground floor of the Building, except for the chandeliers and sconces, which shall remain and are deemed included in this sale.  For avoidance of doubt, the vault located in the basement of the Premises is included in the sale of the Premises, which vault shall be delivered in working and operational order, together with combinations and keys for its use.  The street address of the Premises is set forth on Schedule D attached hereto.

§1.02. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this Contract, subject to: (a) the matters set forth in Schedule B attached hereto (collectively, “Permitted Exceptions”); and (b) such other matters as the title insurer specified in Schedule D attached hereto (or if none is so specified, then any title insurer licensed to do business by the State of New York) shall be willing to (i) omit as exceptions to coverage or (ii) except with insurance against collection out of or enforcement against the Premises.

Section 2. Purchase Price and Acceptable Funds, Escrow of Downpayment

§2.01. Purchaser shall pay Seller the purchase price (“Purchase Price”) set forth in Schedule C attached hereto, subject to the terms and conditions of this Contract.  Seller and Purchaser acknowledge that no portion of the Purchase Price is allocated to the Personal Property, if any, transferred pursuant to this Contract.

§2.02. Except for the Downpayment (hereinafter defined), all monies payable under this Contract shall be paid by wire transfer of immediately available federal funds to an account designated by Seller on not less than two (2) business days’ prior notice to Purchaser.

§2.03. Purchaser’s obligations under this Contract are not contingent on Purchaser obtaining any financing in connection with this transaction, as this is an "all-cash" transaction; but Seller acknowledges advice from Purchaser that, notwithstanding the fact that the transaction is not contingent on Purchaser obtaining financing, Purchaser intends to obtain financing.  Seller shall cooperate with all reasonable requests of any lender to whom Purchaser makes application for a loan, provided there is no liability or cost or expense to Seller.

§2.04. (a) All sums paid on account of the Purchase Price prior to the Closing (collectively, “Downpayment”) shall be paid by wire transfer of immediately available federal funds to an account designated by Seller’s attorney or another Escrowee designated in writing by the parties (“Escrowee”).  The Escrowee shall hold the proceeds thereof in escrow in an interest-bearing account at a major lending institution with offices in New York City until the Closing or sooner termination of this Contract and shall pay over or apply such proceeds in accordance with the terms of this section.  Escrowee shall hold such proceeds in an interest-bearing account and such interest shall be paid to the same party entitled to the Downpayment, and the party receiving such interest shall pay any income taxes thereon.  Escrowee shall not be responsible for any interest on the Downpayment except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Downpayment prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Downpayment is deposited.  The tax identification numbers of the parties are set forth in Schedule D.  Each of the parties, upon Escrowee’s request, shall promptly furnish to Escrowee a completed and executed Form W-9, together with such other information as Escrowee shall reasonably require.  At the Closing, such proceeds shall be paid by Escrowee to Seller.  If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand.  If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment.  If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final and non-appealable order of a court.  However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Premises is located.  Escrowee shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.  If the Downpayment is deposited in a money market account, dividends thereon shall be treated, for purposes of this Section, as interest.

(b) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that the duties of Escrowee hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Downpayment in accordance with the provisions of this Contract, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this Contract or involving gross negligence on the part of Escrowee.

(c) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Contract.

(d) If Escrowee is Seller’s attorney, Escrowee or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee.

(e) Escrowee may act or refrain from acting in respect of any matter referred to in this §2.03 in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

(f) Escrowee may resign from its duties hereunder at any time by giving notice of such resignation to Seller and Purchaser specifying a date (not less than thirty (30) days after the giving of such notice) when such resignation shall take effect.  Upon such resignation, a successor Escrowee shall be appointed with the unanimous consent of Seller and Purchaser, such successor Escrowee to become Escrowee hereunder upon the resignation date specified in such notice.  If Seller and Purchaser are unable to agree upon a successor Escrowee within twenty (20) days after such notice, the Escrowee shall be entitled to appoint its successor.  The Escrowee shall continue to serve until its successor accepts the escrow and receives the Downpayment.  Seller and Purchaser shall have the right at any time upon unanimous consent to substitute a new Escrowee by giving notice thereof to the Escrowee then acting.

Section 3. The Closing

§3.01. Except as otherwise provided in this Contract, the closing of title pursuant to this Contract (“Closing”) shall take place on the scheduled date and at the time of closing specified in Schedule D (the actual date of the Closing being herein referred to as “Closing Date”) TIME BEING OF THE ESSENCE as against the Purchaser, at the place specified in Schedule D.

Section 4. Representations and Warranties of Seller

Seller represents and warrants to Purchaser on the date hereof and on the Closing Date as follows:

§4.01. Seller is the sole owner of the Premises.

§4.02. The schedule of service, maintenance, supply and management contracts (“Service Contracts”) attached hereto as Schedule E lists all such contracts affecting the Premises, if any.

§4.03. There are no leases, licenses or occupancy agreements for the Premises, except for the Lease in Schedule F and the Occupancy Agreement in Schedule G.

§4.04. The Personal Property, as of the Closing Date, is owned by Seller.

§4.05. Seller is not a “foreign person” as defined in the Code Withholding Section.

§4.06. Seller is a federal savings bank that has been duly organized and is in good standing under the laws of the United States.

§4.07. Subject to the terms and provisions of Section 6 of this Contract, (a) Seller has taken all necessary action to authorize the execution, delivery and performance of this Contract and has the power and authority to execute, deliver and perform this Contract and consummate the transaction contemplated hereby, (b) the person signing this Contract on behalf of Seller is authorized to do so, and (c) assuming this Contract has been duly authorized, executed and delivered by each of the other party(ies) to this Contract, this Contract and all obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this Contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§4.08. Subject to the terms and provisions of Section 6 of this Contract, the execution and delivery of this Contract and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of Seller’s assets or property which would materially and adversely affect the ability of Seller to carry out the terms of this Contract.

§4.09. The Premises constitute one tax lot.

§4.10. Seller has not received written notice of and has no actual knowledge of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller with respect to the Premises which if adversely determined could have a material adverse effect on the Premises or interfere with the consummation of the transaction contemplated by this Contract.

§4.11. Seller is not, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control and Seller is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.  Seller, in its capacity as Seller, is in compliance with any and all applicable provisions of the Patriot Act.

§4.12. Seller has received no notice of and has no actual knowledge of any actual or proposed taking in condemnation of all or any part of the Premises.

§4.13. Seller has been known by no other name for the past ten (10) years.

§4.14. Seller has not, directly or indirectly, granted any person or entity rights or options to acquire the Premises or any portion thereof or any direct or indirect interests therein.

§4.15. All contractors, suppliers and others who have performed services or labor or have supplied materials in connection with Seller’s development, ownership or management of the Premises have been or by Closing will be paid in full.

§4.16. To Seller's knowledge, there are no open alteration applications with respect to the Premises or any portion thereof.

§4.17. To Seller’s knowledge, Seller has not received written notice that the Premises are in violation of environmental laws.

§4.18. To Seller’s knowledge, there are no underground storage tanks on the Premises.

§4.19. Seller has or will prior to Closing have filed all necessary financial statements including, without limitation, New York City Real Property Income and Expense Statement with the City of New York, and if Seller has not filed by the Closing it shall be responsible for any fines or penalties that are incurred as a result thereof.

§4.20. Purchaser shall not be obligated to retain any employees of Seller in connection with the operation of the Premises.  In the event Seller retains its employees regarding the operation of the Premises in connection with the Occupancy Agreement or Lease, Seller alone shall remain liable to such employees and Purchaser shall incur no liability in connection therewith.

§4.21. Except as set forth on Schedule H, there are no tax abatements affecting the Premises or tax certiorari proceedings filed by or on behalf of Seller with respect to the Premises that remain pending as of the date hereof.

§4.22. The development and air rights for the Premises have not nor will be transferred, conveyed, sold, hypothecated, pledged, assigned or disposed of except to Purchaser as part of this transaction.

§4.23. The Premises are not landmarked nor to Seller’s knowledge are they the subject of potential landmarking.

§4.24. There are no pending or proposed proceedings to change or redefine the zoning classification of all or any part of the Premises.

§4.25. The representations and warranties set forth in Sections 4.02, 4.03 and 4.12 shall survive the Closing for ninety (90) days after Seller vacates the basement, second, third and fourth floors of the Premises. All other representations and warranties shall survive Closing for six (6) months, except as otherwise specifically and expressly provided for hereunder.

§4.26. Except as specifically and expressly provided for elsewhere in this Contract, Seller has not made and does not make any representations as to the physical condition, expenses, operations, value of the Land or Building, or any other matter or thing affecting or related to the Premises or this transaction, which might be pertinent in considering the making of the purchase of the Premises or the entering into of this Contract, including, without limitation, (i) the current or future real estate tax liability, assessment or valuation of the Premises; (ii) the potential qualification of the Premises for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance in respect to the Premises, noncompliance, if any, with said zoning ordinances; (iv) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including, but not limited to, any state, city or federal government or institutional lender; (v) the current or future use of the Premises; (vi) the present and future condition and operating state of any and all machinery or equipment on the Premises and the present or future structural and physical condition of any building thereon or its suitability for rehabilitation or renovation; (vii) the ownership or state of title of any personal property on the Premises; and (viii) the presence or absence of any laws, ordinances, rules or regulations issued by any governmental authority, agency or board and any violations thereof; (ix) the compliance with environmental laws and the presence or absence of underground fuel storage tanks, any hazardous materials or asbestos anywhere on the Premises; or (x) any other matter or thing with respect to the Premises.

For purposes of this Article 4, the phrase “to Seller’s knowledge” shall mean the actual knowledge of Isaac Torres without any special investigation. Isaac Torres is the individual who is most likely in the ordinary course of Seller’s business and with respect to the transactions contemplated hereby to have responsibility for and therefore to have personal knowledge of the matters set forth in this Section 4.

Section 5. “As Is” Condition, No Representations Not Expressly Set Out in Contract, Representations and Warranties of Purchaser

§5.01. Purchaser represents and warrants to Seller that:

(a) Purchaser has inspected or has had an opportunity to inspect the Premises, is fully familiar with the physical condition and state of repair thereof, and shall accept the Premises "as is," "where is," and "with all faults" and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any such change in condition.  Seller shall not be liable for any latent or patent defects in the Premises.

(b) Purchaser is a sophisticated real estate developer and is solely responsible for making its own independent appraisal of and investigations into the financial condition, credit worthiness, condition, affairs, status and nature of the Premises.   Before entering into this Contract, Purchaser has made such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deemed necessary.  In entering into this Contract, Purchaser has not been induced by and has not relied upon, and will not hereafter rely upon, except as set forth herein: (i) any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, or (ii) the Seller to check or inquire on Purchaser's behalf into the adequacy, accuracy or completeness of any information provided by the Seller or its agents under or in connection with this Contract or the transaction herein contemplated; or (iii) the Seller to assess the financial condition, credit worthiness, condition, affairs, status or nature of  the Premises.

(c) The funds comprising the Purchase Price to be delivered to Seller in accordance with this Contract are not derived from any illegal activity.

(d) Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Contract and has the power and authority to execute, deliver and perform this Contract and the transaction contemplated hereby.  The person signing this Contract on behalf of Purchaser is authorized to do so.  Assuming this Contract has been duly authorized, executed and delivered by each of the other party(ies) to this Contract, this Contract and all obligations of Purchaser hereunder are the legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms of this Contract.

(e) The execution and delivery of this Contract and the performance of its obligations hereunder by Purchaser will not conflict with any provision of any law or regulation to which Purchaser is subject or any agreement or instrument to which Purchaser is a party or by which it is bound or any order or decree applicable to Purchaser, and will not result in the creation or imposition of any lien on any of Purchaser’s assets or property which would materially and adversely affect the ability of Purchaser to carry out the terms of this Contract.  Purchaser has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Purchaser of this Contract.

(f) Purchaser is a New York limited liability company that has been duly organized and is in good standing under the laws of the state of its formation.

(g) To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Contract.

(h) Neither the Purchaser nor any of Purchaser's affiliates, nor any of its or its affiliates' respective officers, directors, agents, partners, members, controlling entities and employees:  (i) is an individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or (ii) is a  terrorist, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control and is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.

(i) The representations and warranties of Purchaser set forth in this Section 5 are made as of the date of this Contract and are restated as of the Closing and shall survive the Closing for a period of one year.

For purposes of this §5.01, the phrase “to Purchaser’s knowledge” shall mean the actual knowledge of the Purchaser and Nader Ohebshalom without any special investigation.

§5.02. Purchaser acknowledges that Purchaser is buying the Premises “as is, “where is,” and “with all faults” as of the date hereof.

(a) Except as set forth herein, neither Seller, nor any agent of Seller makes, or has made, any representations or warranties with respect to the physical condition or any other aspect of the Premises, including, without limitation, (i) the structural integrity of any improvements on the Premises, (ii) the conformity of the improvements to any plans or specifications for the Premises (including, but not limited to, any plans and specifications that may have been or which may be provided to Purchaser), (iii) the conformity of the Purchaser to past, current or future applicable zoning or building code requirements or other applicable federal, state, or municipal laws, rules, and regulations of governmental authorities with jurisdiction over the Premises, including, without limitation, compliance with the aforesaid in connection with retrofit standards, seismic gas shutoff valves, lights and locks, smoke detectors, impact hazard glazing, and water conservation devices, (iv) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, (v) the sufficiency of any undershoring, (vi) the sufficiency of any drainage, (vii) whether the Premises is located wholly or partially in a special flood hazard area, or any similar area, and Purchaser hereby relieves Seller from any obligation to disclose the Premise's location therein, (viii) the existence or non-existence of underground storage tanks, (ix) any other matter affecting the stability or integrity of the land, or any buildings or improvements situated on or as part of the Premises, (x) the availability of public utilities and services for the Premises, (xi) the fitness or suitability of the Premises for Purchaser's intended use, (xii) the potential for further development of the Premises, (xiii) the existence of vested land use, zoning or building entitlements affecting the Premises, (xiv) the presence of toxic wastes, hazardous materials, PCB's, asbestos, urea-formaldehyde or environmentally hazardous substances in on or about the Premises, (xv) the legality of the present or any possible future use of the Premises under any federal, state or local law, (xvi) pending or possible future action by any governmental entity or agency which may affect the Premises, (xvii) the presence or absence of termites, fungi or other wood-destroying organisms, or (xviii) the accuracy or completeness of income and expense information and projections, of square footage figures, and any other agreements affecting the Premises.

(b) Except as set forth herein, without limiting the generality of the foregoing, Seller shall have no liability to Purchaser with respect to the Premises conditions under common law, or any federal, state, or local law or regulation, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C.A. Sections 9601 et seq., and except as set forth herein Purchaser hereby releases and waives any and all claims which Purchaser has or may have against Seller, its subsidiaries, parent, affiliates, officers, directors, employees and agents with respect to the condition of the Premises.  Without limiting the generality of the foregoing, Purchaser agrees, among other things, that:  (i) Purchaser has accepted all risks associated with adverse physical and economic characteristics and environmental hazards that may or may not have been revealed by Purchaser's investigation, or otherwise, and (ii) as between Seller and Purchaser, Purchaser shall be deemed to have accepted all costs and liabilities associated in any way with the Premises conditions.

§5.03. Purchaser covenants to Seller that during the term of the Lease set forth in Schedule G, the building on the Premises will not be "developed" or "enlarged" as defined by the 125th Street Special Purpose District regulations, nor shall Purchaser cause or do anything to the Premises which would prevent the Seller from being able to continue to operate a bank branch on the first floor of the Premises.  This covenant shall survive Closing.

§5.04. Purchaser represents and warrants to Seller that during the term of the Lease set forth in Schedule G, other than Seller, no other tenant, licensee or occupant of the Premises shall offer consumer banking products at the Premises, unless such occupant's use is limited to back-office use only and does not include having face-to-face interactions with customers.  For the purposes of this section, "consumer banking products" shall not include insurance products. This representation shall survive Closing for the term of the Lease.

Section 6. Seller's Obligations Contingent on Regulatory Approval

           Notwithstanding any other provisions herein, Seller's obligations to consummate the transactions contemplated by this Contract are expressly contingent upon Seller receiving Regulatory Approval. "Regulatory Approval" as used herein means all consents, approvals and authorizations of the Office of the Comptroller of Currency and such other governmental entities which are necessary or advisable to consummate the transactions contemplated by this Contract (including the lease).  Seller shall promptly and diligently pursue Regulatory Approval, and shall notify Purchaser of its written request for Regulatory Approval within five (5) business days after the date hereof, and if such Regulatory Approval is not obtained within two (2) months from the date of this Contract (the "Approval Period"), Seller shall be entitled to extend the Approval Period for an additional one (1) month period.  If Seller's request for Regulatory Approval has been denied or has not been granted within the Approval Period, Seller or Purchaser may terminate this Contract and upon such termination and refunding the Downpayment to Purchaser, neither party will thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Contract, except with respect to those provisions that, by their express terms, survive termination of this Contract.  For avoidance of doubt, in no event shall Seller be deemed to have " defaulted" if Regulatory Approval is denied or has not been granted.

Section 7. Responsibility for Violations

           The sale contemplated by this Contract is subject to all notes or notices of violations of law or governmental ordinances, orders, violations or requirements which were noted or issued against the Premises either prior to or after the date of this Contract by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises; however, anything herein to the contrary notwithstanding if there are any violations against the Premises issued by governmental agencies to which a fine or financial penalty has attached or for which the payment of a fine or financial penalty is required to discharge the violation, the Seller will pay such fine or financial penalty at or before closing.  Seller's financial obligation to pay such fines and financial penalties in the aggregate will be limited to the Maximum Amount set forth on Schedule D. For avoidance of doubt, except as set forth in the Occupancy Agreement and Lease, Seller is not obligated to remove any violation or correct any condition that is the source of a violation.

Section 8. Destruction, Damage or Condemnation

§8.01. Damage by Casualty.

(a) Damage Not in Excess of $200,000.  If, prior to the Closing, there shall occur damage to the Premises caused by fire or other casualty which would cost less than $200,000 (the “Casualty Threshold”) to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, and such fire or other casualty does not adversely affect the lobby, building-wide systems, or common areas and the continued operation of the balance of the Premises not damaged of the rentable square feet of the Building, then Purchaser shall not have the right to terminate this Contract by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of the insurance proceeds payable on account of any such fire or casualty, shall deliver to Purchaser any such proceeds actually paid to Seller, and shall afford to Purchaser at Closing a credit against the balance of the Purchase Price in an amount equal to any deductible.  The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

(b) Damage in Excess of $200,000.  If prior to the Closing there shall occur damage to the Premises caused by fire or other casualty which would cost an amount equal to the Casualty Threshold or more to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser, or the damage affects the lobby, building-wide systems, or common areas or the continued operation of the balance of the Premises not damaged, then Purchaser may elect to terminate this Contract by notice given to Seller and Escrowee within ten (10) days after Seller has given Purchaser notice that such damage occurred, upon which termination, Escrowee shall deliver the Downpayment to Purchaser, this Contract shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for those obligations and liabilities that are expressly stated to survive termination of this Contract.  If Purchaser does not elect to terminate this Contract, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of the insurance proceeds payable on account of any such fire or casualty, shall deliver to Purchaser any such proceeds or awards actually paid to Seller, and shall afford to Purchaser at Closing a credit against the balance of the Purchase Price in an amount equal to any deductible.  The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

(c) Seller agrees not to repair any damage to the Premises (other than emergency repairs) without Purchaser’s prior written consent and not to incur Reimbursable Amounts totaling in the aggregate in excess of $50,000 without Purchaser’s prior written consent.  Purchaser shall have the right to participate in any discussions, claims adjustments or settlements with insurance companies regarding any damage to the Premises.

(d) The term “Reimbursable Amounts” shall mean costs and expenses actually and reasonably incurred by or for the account of Seller in connection with fire or other casualty for (x) compliance with governmental ordinances, orders or requirements of any governmental department, agency or bureau having jurisdiction of the Premises, (y) safeguarding the Premises or any part thereof, including any protective restoration or (z) emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carrier).

§8.02. Condemnation.  If after the execution and delivery of this Contract and prior to Closing, any proceedings are instituted by any governmental authority which shall relate to the proposed taking of all or any material portion of the Premises by eminent domain, or if any such proceedings are pending on the date of execution and delivery of this Contract, or if all or any portion of the Premises is taken by eminent domain after the date of this Contract and prior to the Closing, Seller shall promptly notify Purchaser in writing no later than two business days after Seller’s receipt of any notification or the date of Closing, whichever occurs earlier.  Purchaser shall thereafter have the right and option to terminate this Contract by giving written notice to Seller and Escrowee within thirty (30) days after receipt by Purchaser of the notice from Seller or on the Closing Date, whichever is earlier.  If the Closing Date was scheduled to occur after the institution of such proceeding, the Closing Date shall be deemed adjourned in order that Purchaser shall have its full thirty-day period within which to determine whether or not to proceed with Closing.  If Purchaser timely terminates this Contract, Purchaser shall be entitled to receive the Downpayment from Escrowee and this Contract shall thereupon be terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those obligations and liabilities that are expressly stated to survive termination of this Contract.  If Purchaser does not elect to terminate this Contract, the parties hereto shall proceed to the Closing and at the Closing, Seller shall assign to Purchaser all of its right, title and interest in all awards in connection with such taking and shall pay to Purchaser any award paid to Seller with respect to such taking.  Purchaser shall have the right to participate in discussions or proceedings with any governmental authority relating to the proposed taking of any portion of the Premises

§8.03. The provisions of this Section 8 shall survive the Closing.

Section 9. Covenants of Seller

Seller covenants that between the date of this Contract and the Closing:

§9.01. Seller shall allow Purchaser or Purchaser’s representatives access to the Premises (provided such access shall not unreasonably interfere with the ongoing business of Seller) and other documents required to be delivered under this Contract, upon at least two (2) business days prior written notice to Seller and at such times designated by Seller. Purchaser recognizes that the Premises are currently operated as a bank and accordingly, Purchaser may not be able to access secured areas of the Premises during business hours.   Notice may be given by Purchaser to Seller by e-mail, to the following e-mail address of Seller’s representative: isaac.torres@carverbank.com.

§9.02. Seller shall operate the Premises in substantially the same manner as the Premises are being operated on the date of this Contract.

§9.03. Seller shall give Purchaser prompt written notice of: (i) any fire or other casualty affecting all or any portion of the Premises and (ii) any pending or threatened material proceeding affecting the Premises, including, but not limited to, condemnation, annexation or eminent domain proceedings or material litigation of which Seller receives actual written notice.

§9.04. Seller shall send to Purchaser copies of any material written notices received by Seller after the date of this Contract in connection with the Premises being in violation of applicable laws.

Section 10. Seller’s Closing Obligations

§10.01. At the Closing, Seller shall deliver the following to Purchaser:

(a) A statutory form of bargain and sale deed with covenant against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, and a restrictive covenant which shall run with the land for a period of ten (10) years or the expiration of Seller’s Lease, whichever is sooner, indicating that the Premises shall not be developed or enlarged as defined by the 125th Street Special District Regulation, in properly executed and proper form for recording so as to convey the title required by this Contract.

(b) An assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller.

(c) Such affidavits as Purchaser’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies, work by the City of New York (if the Premises are in the City of New York), emergency repair liens of the City of New York (if the Premises are in the City of New York) or other returns against persons or entities whose names are the same as or similar to Seller’s name, to omit the rights of parties who are no longer in possession and to limit the exception for tenants and occupants to those having “rights as tenants only”.

(d) (i) Checks to the order of the appropriate officers or the Title Company in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority or the Title Company unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and (ii) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury, and (iii) Form RP-5217 (or, in New York City, Form RP-5217NYC).  Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

(e) Possession of the Premises in the condition required by this Contract, subject to (i) the Lease between Purchaser, as Landlord, and Seller, as Tenant attached hereto as Schedule F (the "Lease"), and (ii) the post-possession occupancy agreement between Purchaser and Seller attached hereto as Schedule G (the "Occupancy Agreement")

(f) Upon request of Purchaser, a bill of sale transferring to Purchaser the Personal Property without recourse or warranty of any kind.

(g) The Lease signed by Seller as Tenant.

(h) The Occupancy Agreement signed by Seller.

(i) Any other documents required by this Contract to be delivered by Seller.

(j) A credit against the Purchase Price of two hundred fifty thousand dollars ($250,000.00) for the Purchaser's installation of separate HVAC and electric and gas meters in the Premises.

(k) Seller shall deliver a certificate confirming that the warranties and representations of Seller set forth in this Contract are true and complete as of the Closing Date.

(l) Seller shall deliver a title affidavit in form reasonably requested by the Title Company.

Section 11. Purchaser’s Closing Obligations

At the Closing, Purchaser shall:

§11.01. Pay to Seller (and/or to Seller’s designee(s)) by wire transfer immediately available federal funds or by official bank check to Seller (and/or such designee(s)), the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under §12 and any other credits or adjustments provided in this Contract.

§11.02. Duly complete. sign and deliver all required real property transfer tax returns and all tax reports (such as RP-5217), and cause all such returns, reports and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

§11.03. Duly (a) cause Purchaser's attorney to provide Title Company with written statement from Purchaser's counsel stating that none of the purchase price was paid or funded through the use of currency, cashier's check(s), certified checks, traveler's check(s), or money order(s), or (b) furnish the Title Company with information sufficient to enable it to file IRS/FinCEN Form 8300, in accordance with FinCEN Geographic Targeting Order dated January 13, 2016, and any renewal thereof.

§11.04. Deliver to Seller a certificate confirming that the warranties and representations of Purchaser set forth in this Contract are true and complete as of the Closing Date (the statements made in such certificate shall be subject to the same limitations on survival as are applicable to Purchaser’s representations and warranties under §5).

§11.05. Deliver to Seller the Lease executed by Purchaser as landlord to Seller.

§11.06. Deliver to Seller the Occupancy Agreement executed by Purchaser.

§11.07. Deliver any other documents required by this Contract to be delivered by Purchaser.

Section 12. Apportionments

§12.01. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

(a) real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on a final meter reading to be obtained by Seller not less than thirty (30) days prior to the Closing Date;

(b) value of fuel stored on the Premises to be determined by Seller’s supplier taking an actual reading within 24 hours prior to the Closing;

(c) charges under transferable Service Contracts or permitted renewals or replacements thereof, if any;

(d) there will be a credit to Purchaser of $250,000.00, as set forth at Section 10(j) of this Contract; and

(e) any other items listed in Schedule D, including assessments.

§12.02. If on the Closing Date the Premises shall be affected by an assessment which is or may become payable in annual installments, all installments allocable to the period following the Closing Date shall be Seller’s responsibility and shall be paid by Seller on the Closing Date.

§12.03. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation.  Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed.  Any discrepancy resulting from such recomputation shall be promptly corrected, which obligation shall survive the Closing for ninety (90) days.

§12.04. Any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

§12.05. Real estate tax refunds, abatements and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

§12.06. Prior to the Closing Date Seller shall use commercially reasonable efforts to obtain from the agency of the City of New York having jurisdiction thereof readings of all water meters at the Premises within the 30-day period preceding the Closing Date.

Section 13. Objections to Title, Vendee’s Lien, Remedies for Purchaser’s Default, Procedure on Termination of Contract by Purchaser

§13.01. Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller’s attorney upon receipt.  Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to forty five (45) days in the aggregate, to remove any defects in or objections to title (other than Permitted Exceptions) noted in such title report and any other defects or objections (other than Permitted Exceptions) which may be disclosed on or prior to the Closing Date. The fact that the Seller does not have a certificate of occupancy or completion for the Building will not constitute an objection to title.

§13.02. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this Contract, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey without any credit against the monies payable at the Closing or liability on the part of Seller.  If Purchaser shall not so elect, Seller may, at Seller's option, terminate this Contract, which termination shall be subject to the provisions of §13.06.  Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D to cure any title defect or to enable Seller otherwise to comply with the provisions of this Contract.

§13.03. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record.  Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with §2.02.  If Purchaser’s title insurance company is willing to insure Purchaser that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, then, unless Purchaser’s institutional lender reasonably refuses to accept such insurance in lieu of actual payment and, discharge, Seller shall have the right, in lieu of payment and discharge, to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure.  In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

§13.04. If Purchaser fails or refuses to close title as and when required by this Contract, the Downpayment will be delivered to Seller as liquidated damages for such failure or refusal of the Purchaser to consummate this transaction or for any non-compliance, non-performance, breach or default by the Purchaser, including, without limitation, for Seller's loss of its bargain as embodied hereinafter.  Upon such default, the Downpayment will become the exclusive property of, and be permanently retained by Seller, it being agreed that (i) while substantial, the exact amount of damages to be sustained by Seller in the event of a default by Purchaser may be difficult to ascertain with mathematical precision; and (ii) that the Downpayment represents a reasonable measure of liquidated damages.  Seller will retain such amounts as liquidated damages and no further rights or causes of action will remain against Purchaser under this Contract, nor will Purchaser have any further rights under this Contract or otherwise, with respect to Seller. The parties acknowledge and agree that the provisions of this Section represent an agreed-upon measure of damages and are not to be deemed a forfeiture or penalty. As material consideration to each party’s agreement to the liquidated damages provisions stated above, Seller and Purchaser each agree to waive any and all rights to contest the validity of the foregoing liquidated damages provisions, including, contesting that such provision was unreasonable under the circumstances existing at the time of execution of this Contract.

§13.05. If Seller defaults in the performance of its obligations under this Contract, Purchaser, as its sole remedy, will be entitled to either (a) terminate this Contract in its entirety by delivery of notice of termination to Seller, whereupon the Downpayment will be returned to Purchaser by Seller, together with Purchaser’s reasonable out-of-pocket expenses incurred in connection with this transaction up to a maximum aggregate amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars, or (b) sue for specific performance, provided that Purchaser commences an action for specific performance within ninety (90) days of the Closing Date (and if not, the right to bring such an action will be deemed to have been irrevocably waived by Purchaser). Purchaser agrees that Purchaser will not (and hereby waives any right to) file or assert any notice of pendency against the Property unless Purchaser has commenced, or is concurrently commencing, an action for specific performance. Notwithstanding the foregoing, if Seller’s actions render specific performance unavailable (such as Seller having conveyed the Premises to a third party), Purchaser may pursue an action against Seller for all remedies available at law and in equity, excluding consequential or punitive damages. The provisions of this Section shall survive the termination of this Contract.

§13.06. If (a) Purchaser shall have grounds under this Contract for refusing to consummate the purchase provided for herein, or (b) Purchaser or Seller terminates this Contract pursuant to a provision that refers to this Section, the sole liability of Seller shall be to refund the Downpayment to Purchaser. Upon the giving of the termination notice and Seller’s refund of the Downpayment, this Contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under §14.

Section 14. Broker

§14.01. If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this Contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D.  The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D.  Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph.  The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this Contract.

Section 15. Notices

§15.01. All notices under this Contract shall be in writing and shall be delivered personally with receipt acknowledged or shall be sent by: (i) prepaid certified mail, or (ii) prepaid nationally recognized overnight courier for next business day delivery, in each case addressed as set forth in Schedule D or as Seller or Purchaser shall otherwise have given notice as herein provided.  Notice sent by certified mail shall be deemed received on the third business day following mailing.  Notice sent by overnight courier shall be deemed received on the first business day following delivery to the overnight courier.  Notices under this Contract may not be given by e-mail or other electronic system.  Any notice under this Contract may be given by the attorneys of the respective parties who are hereby authorized to do so on their behalf.

Section 16. Limitations on Survival of Representations, Warranties, Covenants and other Obligations

§16.01. Except as otherwise provided in this Contract, no representations, warranties, covenants or other obligations of Seller set forth in this Contract shall survive the Closing, and no action based thereon shall be commenced after the Closing.

§16.02. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Contract to survive the Closing.

Section 17. 1031 Exchange

Notwithstanding anything to the contrary in §18.01 below, if Seller or Purchaser is or may in the future be under Contract with a qualified intermediary for the purpose of effecting a tax-deferred exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, each party consents to the assignment of this Contract to such intermediary.  Each party shall cooperate with the other and with the qualified intermediary to accomplish such exchange and shall perform any acts and execute any and all documents reasonably necessary to assist in such exchange, provided that neither party shall be required to accept title to any property other than the Premises, expend any additional amounts of money above those amounts for which it is obligated under this contact or extend the Closing Date, and Seller’s time to close under this Contract shall not be reduced.  Seller and Purchaser shall each defend, indemnify and hold the other harmless from and against expenses, costs and damages of any kind (including reasonable attorneys’ fees) suffered by either resulting from the performance of, or failure to perform, any acts of cooperation necessitated by this Section.

Section 18. Miscellaneous

§18.01. This Contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract.  Neither this Contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

§18.02. This Contract shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles.

§18.03. The captions in this Contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract or any of the provisions hereof.

§18.04. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

§18.05. This Contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

§18.06. This Contract has been freely negotiated by the parties and in any controversy, dispute or contest concerning the meaning, interpretation or enforceability of this Contract or any of its terms or conditions, there will be no inference, presumption or conclusion whatsoever drawn against either party by virtue of that party having drafted this Contract or any portion thereof.

§18.07. As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

§18.08. If the provisions of any schedule or rider to this Contract are inconsistent with the provisions of this Contract, the provisions of such schedule or rider shall prevail.  Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

§18.09. This Contract may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one instrument.    E-mail and pdf signatures shall be deemed to be original signatures.

§18.10. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, member, manager, trustee, shareholder, partner, principal, attorney, parent, subsidiary or other affiliate of Seller, (collectively, “Seller’s Affiliates”), arising out of or in connection with this Contract or the transactions contemplated hereby.  Purchaser agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Contract or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this paragraph, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Contract or the transactions contemplated hereby. The provisions of this paragraph shall survive the termination of this Contract and the Closing.

§18.11. If Seller, either directly or through any agent, makes available to Purchaser any reports, studies, plans, drawings or other written materials Seller possesses related to the Premises, Purchaser acknowledges that Seller has done so without any representation or warranty as to the completeness or accuracy of the data or information contained therein.  Purchaser further acknowledges that any information, whether written or oral, or in the form of maps, surveys, plats, title reports, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications or any other information whatsoever, without exception, pertaining to the Premises, any and all records, rent rolls, leases and other documents pertaining to the use and occupancy of the Premises, the income thereof, the cost and expenses of maintenance thereof, and any and all other matters concerning the conditions of the Premises, or other attributes or aspects of the Premises and buildings and improvements thereon or a part thereof, is furnished to Purchaser solely as a courtesy, and Seller has neither verified the accuracy of any statements or other information therein contained nor the qualifications of the persons preparing such information.  Seller does not warrant the accuracy of any information contained therein in any way except that Seller represents that it is not aware that any of the information is materially erroneous or is intentionally misleading, and Purchaser acknowledges that it will have no recourse of any kind or nature against Seller if such information is inaccurate.

§18.12. Prior to Closing, neither Purchaser nor Seller will issue a press release reflecting the transactions contemplated hereunder or disclose any of the material terms of this Contract (including those set forth in the Lease and Occupancy Agreement) to any person, except as may be required by law and except as may be necessary or appropriate to carry out the intent and purposes hereof. Seller and Purchaser may discuss the material terms of this Contract with their respective counsel, accountants, mortgage brokers, regulators, prospective equity investors and/or lending institutions, architects, engineers, surveyors, construction professionals, and the Title Company. If title does not close under this Contract for any reason, Purchaser shall maintain the confidentiality of such information, and shall require its employees, agents, representatives, contractors to and shall direct its equity investors and lenders (collectively, “Purchaser Representatives”) not to disclose any such information to any other party.  Purchaser agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this paragraph by Purchaser or Purchaser Representatives and accordingly, Seller shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Seller at law or in equity.  Purchaser hereby agrees to indemnify, defend, and hold harmless Seller and person, entity or party related to or affiliated with Seller from and against any losses, claims, damages or liabilities arising out of a breach of this paragraph by Purchaser or Purchaser Representatives (including, without limitation, legal fees and expenses and courts costs) incurred in connection therewith. The provisions of this paragraph will survive the Closing (as to events that preceded the Closing only).

§18.13. Seller agrees at any time or from time to time after Closing to execute, acknowledge as appropriate and/or deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as Purchaser may reasonably request in order to carry out the intent and purpose of this Contract; provided, however, that Seller shall not be obligated to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Contract and/or the respective closing documents.

§18.14. In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Agreement and/or arising out of or relating to any dispute between the parties, the prevailing party with respect to each specific issue in a matter shall be entitled to recover all of its costs and expenses relating to such issue (including without limitation, reasonable attorney’s fees and disbursements) up to $50,000.00, in addition to any other relief to which such party may be entitled.  The provisions of this §18.14 shall survive the Closing.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

Seller:	CARVER FEDERAL SAVINGS BANK

	By:	/s/ Michael T. Pugh
Name: Michael T. Pugh
Title: President and Chief Executive Officer

Purchaser:	CHOMPOL LLC

	By:	/s/ Nader Ohebshalom
Name: Nader Ohebshalom
Title: Manager

Receipt by Escrowee

The undersigned Escrowee hereby acknowledges receipt of $1,500,000.00, by wire, to be held in escrow pursuant to §2.03.

JASPAN SCHLESINGER LLP

By: